Exhibit 5.1

27 April 2005	Our Ref: JGB/dmf/D207-49770

Fresh Del Monte Produce Inc.
c/o Del Monte Fresh Produce Company
241 Sevilla Avenue
Coral Gables
Florida 33134 USA

Dear Sirs,

Fresh Del Monte Produce Inc. (the "Company")

We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, in connection with the offer of Ordinary Shares of the Company (the "Shares") pursuant to the Fresh Del Monte Produce Inc. 1999 Share Incentive Plan (as amended).

For the purposes of giving this opinion, we have examined and relied upon the originals or copies of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Attorneys-at-Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, we are of the opinion that, under the laws of the Cayman Islands, the Shares being offered by the Company have been duly authorised and will be issued and fully paid when an entry in respect of such Shares in the name of the registered owners thereof has been made in the register of members of the Company (pursuant to sections 38 and 48 of the Companies Law (as amended) of the Cayman Islands (the "Companies Law")) confirming that they are fully paid pursuant to a resolution of the Board of Directors of the Company approving the issuance of such Shares. Section 38 of the Companies Law provides, inter alia, that every "person who has agreed to become a member of a company and whose name is entered on the register of members, shall be deemed to be a member of the company". Section 48 of the Companies Law provides that "the register of members shall be prima facie evidence of any matters by this Law directed or authorised to be inserted therein".

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit, the benefit of your legal advisers acting in that capacity in relation to this transaction and the shareholders of Fresh Del Monte Produce Inc. and may not be relied upon by any other person without our prior written consent. This opinion is governed by and shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully,

/s/ Walkers

WALKERS

Schedule 1

List of Documents Examined

Part I

(1)	The Certificate of Incorporation, Memorandum and Articles of Association and Register of Directors as provided to us by the Company's registered office in the Cayman Islands;

(2)	the resolutions adopted by the Board of Directors of the Company dated 27 April 2005;

(3)	the resolutions adopted by the Members of the Company dated 27 April 2005;

(4)	such other documents as we have considered necessary for the purposes of rendering this opinion.

The documents at paragraphs (2) and (3) above are referred to in this opinion as the "Resolutions".

Schedule 2

Assumptions

The opinions hereinbefore given are based upon the following assumptions insofar as each such assumption may relate to the opinions given:

1.	The originals of all documents examined in connection with this opinion are authentic, all signatures, initials and seals are genuine, all documents purporting to be sealed have been so sealed, all copies are complete and conform to their original.

2.	The Minute Book of the Company examined by us at the Registered Office of the Company contains a complete record of the business transacted by it.

3.	The corporate records of the Company examined by us at the Registered Office of the Company constitute a complete and accurate record of the business transacted by the Company and all matters required by law and/or the Memorandum and Articles of Association of the Company to be recorded therein are so recorded.

4.	The Resolutions were duly adopted in accordance with the Articles of Association of the Company.

5.	All amounts payable or otherwise due (at any time) in connection with the issue of each of the Shares have been paid in full.

6.	The Company has sufficient authorised and unissued shares to enable it to issue the Shares.